Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard, CFA
	663 Highway 60, P.O. Box 807		Sr. Director - Corporate Development & Investor Relations
Monett, MO 65708
(417) 235-6652

		Press Contact:	Mark Folk
Sr. Manager Corporate Comm.
(704) 890-5323
Jack Henry & Associates to Acquire Payrailz

Acquisition of next-generation, AI-driven, cloud-native digital payment platform further expands Jack Henry’s presence and capabilities in the payments industry
Monett, Mo., August 9, 2022 – Jack Henry & Associates, Inc.® (Nasdaq: JKHY) announced today that it has entered into a definitive agreement to acquire Payrailz, adding the company’s next-generation digital payment capabilities, including real-time person-to-person (P2P) payments, to Jack Henry’s payments ecosystem.
Based in Glastonbury, Conn., Payrailz provides cloud-native, API-first, AI-enabled consumer and commercial digital payment solutions and experiences that enable money to be moved in the moment of need, and banks and credit unions to successfully compete with industry disruptors.
“We are excited about the opportunity to add these next-generation solutions to our payments capabilities,” said Greg Adelson, President and COO of Jack Henry. “Our company is engaged in technology modernization that is supporting banks and credit unions with innovative solutions that enable them to respond to business opportunities and challenges, and to improve the financial health of their accountholders. Considering the importance of modern digital and payments strategies to financial institutions, we acquired Payrailz as a strategic addition to our payments ecosystem, which enables our clients to simplify the complexity of payments, modernize their existing payment channels, and remain at the center of their account holders’ payment experiences.”
Acquiring Payrailz supports Jack Henry’s next-generation technology strategy that helps banks and credit unions innovate faster and meet the evolving needs of consumer and commercial accountholders. This acquisition also reinforces the company’s mission to strengthen connections between people and financial institutions through technology and services that reduce the barriers to financial health.
This acquisition enhances Jack Henry’s payments-as-a-service (PaaS) strategy, which is a natural extension of its commitment to open banking and the ability to enable embedded finance and embedded fintech. Jack Henry supports the growing demand for PaaS with a virtual payments hub that consolidates money-moving solutions and supports numerous payment channels and types. Payrailz strategically complements this hub with next-generation capabilities for consumer and commercial bill pay, real-time person-to-person (P2P), account-to-account (A2A), business-to-customer (B2C) payments, and more.

“We are confident joining Jack Henry is in the best interest of our clients and our associates,” said Fran Duggan, Payrailz CEO and Founder. “As part of Jack Henry, we have the opportunity to leverage its financial strength and stability, extensive operational infrastructure, and industry, payments, and security expertise. Joining Jack Henry also enables us to build on our market reputation and accelerate our vision of providing smarter payment experiences. This acquisition provides significant growth opportunities with frictionless access to Jack Henry’s existing clients and offers our clients peace-of-mind that Jack Henry has a long-term commitment to investing in the Payrailz platform and shares our service culture and standards. We are sincerely excited to join one of the industry’s most respected and successful fintechs.”
Financial details and terms of the definitive purchase agreement were not disclosed. The acquisition is expected to close August 31, 2022.

About Payrailz
Payrailz is a digital payments company offering advanced payment capabilities and experiences, including consumer and business bill pay, external and internal transfers, P2P, B2B, B2C, and other related solutions to banks and credit unions. Financial institutions can confidently embrace Payrailz’s API-first and cloud-native technology engine to offer unique payment solutions to their consumers and businesses. Payrailz helps financial institutions meet the payment expectations of today and the payment innovation needs of tomorrow.
About Jack Henry & Associates, Inc.
Jack Henry (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For more than 45 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 8,000 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.
Statements made in this news release that are not historical facts are “forward-looking statements.” Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.